Exhibit 99.1
Triumph Announces Transfer of Listing of Common and Preferred Stock to the New York Stock Exchange
DALLAS – August 8, 2025 (GLOBE NEWSWIRE) – Triumph Financial, Inc. (Nasdaq: TFIN) today announced that it will transfer the listing and trading of its common (TFIN) and preferred stock (TFINP) to the New York Stock Exchange (“NYSE”) from the Nasdaq Stock Market (“Nasdaq”). The company will retain its common stock ticker, TFIN; however, investors should note that the company’s preferred stock ticker will change from “TFINP” to “TFIN PR” in keeping with NYSE symbology. Simultaneously with this move, the company is announcing it will dual list its common stock on NYSE Texas, the new, fully electronic equities exchange based in Dallas, Texas, under the same ticker, TFIN.
TFIN expects to begin trading on the NYSE on or about August 19, 2025, and on NYSE Texas on or about August 20, 2025. The Company’s common and preferred stock is expected to continue to trade on Nasdaq until the close of the market on or about August 18, 2025.
“We’re honored to join the New York Stock Exchange,” said Aaron Graft, founder, vice chairman and chief executive officer. “We believe the NYSE’s platform and resources will help us unlock greater value for Triumph and our shareholders. It’s a privilege to stand alongside many of the world’s most respected companies and, building on our deep Texas roots and commitment to this state, we are proud to join some of these same companies as a Founding Member of NYSE Texas. We would like to extend our sincere thanks to Nasdaq for the partnership and support over the past decade since our IPO.”
“We are thrilled to welcome Triumph Financial as it transfers its primary listing to the NYSE and joins NYSE Texas as a Founding Member,” said Chris Taylor, chief development officer, NYSE Group. “We look forward to Triumph joining the NYSE’s best-in-class community of leading companies and to supporting their growth and future success.”
About Triumph
Triumph (Nasdaq: TFIN) is a financial and technology company focused on payments, factoring, intelligence and banking to modernize and simplify freight transactions. Headquartered in Dallas, Texas, its portfolio of brands includes Triumph, TBK Bank and LoadPay.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph Financial’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 11, 2025. Forward-looking statements speak only as of the date made and Triumph Financial undertakes no duty to update the information.
Source: Triumph Financial, Inc.
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Investor Relations:
Luke Wyse
Executive Vice President, Head of Investor Relations
lwyse@tfin.com
214-365-6936

Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tfin.com
214-365-6930